EXHIBIT 99.1

PREMIERWEST BANCORP
ANNOUNCES THIRD QUARTER RESULTS

MEDFORD, OREGON—October 21, 2010: PremierWest Bancorp (NASDAQ:PRWT) announced results for the third quarter of 2010, as follows:

For the three months ended September 30, 2010:

  Our total risk-based capital ratios for Bancorp and Bank improved to 11.98 percent and 12.14 percent, respectively.
  Net interest margin of 4.23 percent was unchanged from the quarter ended June 30, 2010, and had a 59 basis point improvement from the 3.64 percent recorded during the three months ended September 30, 2009.
  Loan loss reserve remained strong at $42.1 million or 4.07 percent of gross loans at September 30, 2010, compared to $43.9 million or 4.02 percent at June 30, 2010.
  Charge-offs, net of recoveries, were reduced to $3.4 million compared to $5.0 million in the preceding quarter.
  Non-performing loans were reduced by $14.6 million to $115.1 million or 11.11 percent of gross loans compared to $129.7 million or 11.88 percent of gross loans at June 30, 2010. Approximately 47 percent of the non-performing loan total at September 30, 2010 is current as to payment of principal and interest despite being on non-accrual status.
  Other real estate owned (OREO) and foreclosed assets increased $14.8 million to $29.9 million with sales for the quarter of $1.8 million at a net gain of $147 thousand.
  Provision for loan losses of $1.6 million was booked in the current quarter versus $2.4 million for the second quarter of 2010, and $10.3 million for the quarter ended September 30, 2009.
  Total deposits of $1.28 billion were down $35.9 million from June 30, 2010, with non-interest bearing demand deposits at 19 percent of total deposits.
  Liquidity of $119.0 million in cash and cash equivalents.
  Net loss applicable to common shareholders of $1.4 million compared to a net loss of $2.1 million for the second quarter ended June 30, 2010, and a net loss of $5.6 million for the quarter ended September 30, 2009.
  Loss per common share was reduced to $0.01 versus a loss of $0.02 per common share for the three months ended June 30, 2010, and loss per common share of $0.22 for the quarter ended September 30, 2009.

For the nine months ended September 30, 2010:

  Net loss applicable to common shareholders declined to $6.8 million compared to a net loss of $38.1 million for the same period in 2009.
  Loss per common share declined to $0.09 versus a loss of $1.54 for the nine months ended September 30, 2009.
  Net interest margin improved to 4.30 percent compared to 4.10 percent for the same period last year.
  OREO and foreclosed assets increased $5.2 million from December 31, 2009, on OREO additions and improvements of $22.8 million partially offset by sales and impairment charges of $17.6 million with a year-to-date net gain on sales of $1.6 million.
  Net charge-offs decreased to $13.8 million compared to $47.0 million for the same period in 2009.
  Total deposits at period end of $1.28 billion were down $143.1 million from December 31, 2009.

James M. Ford, PremierWest’s President & Chief Executive Officer, stated, “We have continued to focus on improving the credit profile of our loan portfolio. During the most recently completed quarter, our Federal and State regulators completed our annual safety and soundness examination. We believe this examination corroborates our current assessment that, while we have significant work to do on reducing problem assets, we are mitigating risks inherent in our balance sheet and that our credit metrics are trending in the right direction.

“We have seen a decline in loan volumes during the currently completed quarter; but in view of the state of the economy, this was expected. I am pleased that our underlying financial vitality as measured by our net interest margin has remained relatively stable despite the decrease in loans and an increase in lower yielding investment portfolio securities and short-term cash investments.

“We will continue to focus on reducing our non-interest expense run rate and operating more efficiently to meet the realities of the current business environment. A significant portion of the increase in expenses in the past year is associated with managing the high volume of non-performing assets. In addition, the changing regulatory environment with the recently enacted Dodd-Frank Act will require that we review our business model and practices to both streamline our processes and take advantage of the opportunities that will come with the changes occurring in the banking industry.

“For the immediate future, however, our key objectives are to build on the strengthened credit culture and to reduce our non-performing assets to acceptable levels. When we achieve the latter of these goals, we expect to see the return to profitability that our shareholders rightfully expect.”

CREDIT QUALITY

Non-performing assets were $145.0 million at September 30, 2010, up $218 thousand from the balance at June 30, 2010. Net OREO volumes increased from $15.1 million to $29.9 million during the quarter with an addition of almost $17.3 million in foreclosed property. Non-performing loans decreased from the $129.7 million recorded at June 30, 2010 to $115.1 million at the end of the third quarter. Our allowance for loan losses declined $1.8 million from June 30, 2010, with the reserve as a percentage of gross loans increasing to 4.07 percent at September 30, 2010, as compared to 4.02 percent at the end of the preceding quarter. Charge-offs, net of recoveries, for the quarter ending September 30, 2010, were $3.4 million, down $1.6 million from the preceding quarter.

Bill Yarbenet, Executive Vice President and Chief Credit Officer, commented, “My expectations as to the increase in OREO volume during the quarter were realized as a number of foreclosures were cleared that had been stalled in bankruptcy or other legal proceedings. I believe accelerated foreclosure activity will continue for at least the next several quarters. However, we are seeing indications that the pace of deterioration in performing loans in the portfolio is slowing. Non-accrual loans that are current with respect to principal and interest payments totaled $54.5 million, or 47 percent of total non-performing loans as of the end of the quarter; and the $23.4 million loan that was added to non-performing loans at the end of the second quarter has been restructured and, although still on nonaccrual status, is performing to the restructured terms.”

LOANS AND DEPOSITS

Gross loans, net of deferred loan fees, as of September 30, 2010, were $1.03 billion, down $56.3 million or 5 percent from June 30, 2010. The decline in gross loans during the most recently completed quarter reflects $35.3 million in loan pay offs net of loan originations, $3.7 million in loan charge-offs and $17.3 million transferred to OREO. New loan generation is continuing in the current environment; however, the effect is being offset by borrower loan paydowns.

Deposits at September 30, 2010 were $1.28 billion, decreasing $35.9 million or 3 percent from the June 30, 2010 total. Average non-interest bearing deposits totaled $250.5 million, 19 percent of total deposits, and was essentially unchanged compared to the prior quarter.

Joe Danelson, Executive Vice President & Chief Banking Officer, stated, “We are fortunate to have a strong base of deposits and significant unencumbered liquidity. This strong liquidity position has enabled us to reduce high-cost deposit relationships and non-strategic public deposit account balances. As a result of this strategy, we saw a deposit decline this quarter that was largely from these deposit categories.

“In the past two months we have launched a robust government guaranteed lending program as a complement to our consumer lending, Premier Business Banking and commercial lending programs that we believe will begin to show tangible results this year. Our optimism in this regard is due to our success in recruiting experienced small business lending talent that is providing momentum for this business sector.

Danelson continued, “Our personnel continue to maintain a strong customer service focus, which reflects our top-to-bottom commitment to doing everything possible to provide a positive banking experience at every customer contact point. We view this operating credo as the cornerstone of our People Doing Business with People approach to financial services.”

NET INTEREST INCOME

Net interest income declined 8.1 percent for the quarter ended September 30, 2010 versus the quarter ended June 30, 2010, and net interest margin remained the same as the previous quarter at 4.23 percent. Interest reversals for the current quarter reduced our net interest margin by 5 basis points on a dollar total of $176 thousand in reversals. These figures compare to a 12 basis point impact from $426 thousand in interest reversals during the preceding quarter.

Our yield on earning assets averaged 5.36 percent, up 32 basis points from the preceding quarter ended June 30, 2010. Our cost of interest bearing liabilities increased 29 basis points to 1.33 percent in the most recent quarter as a result of the absence of negative intangible CD premium amortization associated with the Grass Valley and Davis, California branch acquisitions. These changes resulted in an interest spread of 4.03 percent during the current quarter ended September 30, 2010, up 3 basis points from 4.00 percent recorded during the preceding quarter.

Mike Fowler, Executive Vice President & Chief Financial Officer, stated, “We continue to expect some pressure on net interest margin in the quarters ahead as interest rates appear likely to remain at historically low levels for some time to come. The weak loan demand that we see in the economy in conjunction with the interest rate environment is resulting in a shift from higher yielding loans to lower yielding investment portfolio securities. While we would ordinarily extend the maturities in our investment portfolio, we believe that prudent interest rate risk management dictates discipline in maintaining a somewhat shorter average portfolio life than what we would in more normal circumstances.”

NON-INTEREST INCOME

During the third quarter of 2010, PremierWest had non-interest income of $2.7 million, an increase of $291 thousand or 12 percent from the preceding quarter. The increase was primarily a result of a slight improvement of $32 thousand in fees related to deposit accounts, a $60 thousand improvement in mortgage loan sales, and a $25 thousand decrease in other fee income.

NON-INTEREST EXPENSE

Non-interest expense for the quarter ending September 30, 2010 was $15.6 million, a decrease of $789 thousand or 5 percent when compared to the preceding quarter. The principal components of the quarter-to-quarter decline included:

(Dollars in thousands)
Reduced OREO losses (appraisal write downs, net losses on sales)	954
Reduced losses on sales of furniture and fixtures	396
Reduced occupancy expense	158
Reduced advertising expense	50
Increased staff expense	(636)
Increased legal and professional fees	(142)
Other	9
Total	789

The quarterly OREO loss related variation is expected to fluctuate from quarter to quarter based on appraisal and sales changes, while the loss on sales of furniture and fixtures from the second quarter branch closure program is expected to be a one-time event. The reduction in occupancy expense from the branch closures will be ongoing, while the reduction in problem loan expense will vary based on future problem loan activity as will legal and professional fees.

The increase in staff expense is predominantly associated with a revision ($549 thousand increase) to the expense accrual rate for longstanding deferred compensation arrangements that are inversely related to the general interest rate environment. An additional element of the current quarter increase in staff expense ($55 thousand increase) is due to the low level of new loan volume and the resulting decline in deferred loan generation expense offsets. Finally, the balance of the increased staff expense ($32 thousand increase) is largely related to problem loan/OREO management staffing changes.

CAPITAL

PremierWest Bank met the quantitative thresholds to be considered “Well-Capitalized” under published regulatory standards for total risk-based capital and Tier 1 risk-based capital at September 30, 2010, with ratios of 12.14 percent and 10.86 percent, respectively. However, as we continue to be subject to the terms of the Consent Order with the FDIC, and we have not yet reached the 10.00 percent leverage ratio required, we are not considered “Well-Capitalized” for all regulatory ratios.

				Regulatory	Regulatory
	September 30,	June 30,	September 30,	Minimum to be	Minimum to be
	2010	2010	2009	“Adequately Capitalized”	“Well-Capitalized”
				greater than or equal to	greater than or equal to

Total risk-based capital ratio	12.14%	11.65%	9.72%	8.00%	10.00%
Tier 1 risk-based capital ratio	10.86%	10.37%	8.44%	4.00%	6.00%
Leverage ratio	8.69%	8.43%	7.20%	4.00%	5.00%

James M. Ford stated, “We are striving to meet all requirements stipulated in the consent order to which we are subject and are assessing all options available to the Company to achieve full compliance in as timely a manner as possible.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Nevada, Yolo and Butte counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to increase capital levels as planned or effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and the risk that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about future profitability of the Company, net interest margin, regulatory compliance, loan demand, interest rate changes, loan upgrades, loan migration, the prospects for earnings growth, deposit and loan growth, capital levels, the effective management of our credit quality, the collectability of identified non-performing loans, real estate market conditions and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

STATEMENT OF OPERATIONS
AND LOSS PER COMMON SHARE DATA
	September 30,	September 30,			June 30,
For the Three Months Ended	2010	2009	Change	% Change	2010	Change	% Change

Interest income	$17,261	$19,155	$(1,894)	-9.9%	$17,657	$(396)	-2.2%
Interest expense	3,636	5,178	(1,542)	-29.8%	2,828	808	28.6%
Net interest income	13,625	13,977	(352)	-2.5%	14,829	(1,204)	-8.1%
Loan loss provision	1,600	10,261	(8,661)	-84.4%	2,350	(750)	-31.9%
Non-interest income	2,736	2,723	13	0.5%	2,445	291	11.9%
Non-interest expense	15,562	14,695	867	5.9%	16,351	(789)	-4.8%
Pre-tax loss	(801)	(8,256)	7,455	90.3%	(1,427)	626	43.9%
Benefit for income taxes	-	(3,316)	3,316	100.0%	-	-	nm

Net loss	$(801)	$(4,940)	$4,139	83.8%	$(1,427)	$626	43.9%
Less preferred dividend and discount accretion	620	614	6	1.0%	636	(16)	-2.5%
Net loss applicable to common shareholders	$(1,421)	$(5,554)	$4,133	74.4%	$(2,063)	$642	31.1%

Basic loss per common share (1)	$(0.01)	$(0.22)	$0.21	95.5%	$(0.02)	$0.01	50.0%
Diluted loss per common share (1)	$(0.01)	$(0.22)	$0.21	95.5%	$(0.02)	$0.01	50.0%

Average common shares outstanding--basic (1)	100,348,303	24,766,928	75,581,375	305.2%	98,796,537	1,551,766	1.6%
Average common shares outstanding--diluted (1)	100,348,303	24,766,928	75,581,375	305.2%	98,796,537	1,551,766	1.6%

	September 30,	September 30,
For the Nine Months Ended	2010	2009	Change	% Change

Interest income	$53,096	$58,416	$(5,320)	-9.1%
Interest expense	9,815	15,765	(5,950)	-37.7%
Net interest income	43,281	42,651	630	1.5%
Loan loss provision	10,050	71,351	(61,301)	-85.9%
Non-interest income	7,898	8,102	(204)	-2.5%
Non-interest expense	46,048	40,836	5,212	12.8%
Pre-tax loss	(4,919)	(61,434)	56,515	92.0%
Benefit for income taxes	-	(24,901)	24,901	100.0%

Net loss	$(4,919)	$(36,533)	$31,614	86.5%
Less preferred dividend and discount accretion	1,867	1,555	312	20.1%
Net loss applicable to common shareholders	$(6,786)	$(38,088)	$31,302	82.2%

Basic loss per common share (1)	$(0.09)	$(1.54)	$1.45	94.2%
Diluted loss per common share (1)	$(0.09)	$(1.54)	$1.45	94.2%

Average common shares outstanding--basic (1)	77,394,902	24,736,473	52,658,429	212.9%
Average common shares outstanding--diluted (1)	77,394,902	24,736,473	52,658,429	212.9%

(1) As of September 30, 2010, June 30, 2010, and September 30, 2009, 1,090,385 shares related to the U.S. Treasury Troubled Asset Relief Program (TARP) Capital Purchase Program were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

SELECTED FINANCIAL RATIOS
(annualized) (unaudited)

	September 30,	September 30,
For the Three Months ended	2010	2009	Change	June 30, 2010	Change

Yield on average gross loans (1)	5.96%	6.01%	(0.05)	5.91%	0.05
Yield on average investments (1)	2.36%	1.18%	1.18	1.78%	0.58
Total yield on average earning assets (1)	5.36%	4.98%	0.38	5.04%	0.32
Cost of average interest bearing deposits	1.27%	1.53%	(0.26)	0.95%	0.32
Cost of average borrowings	3.65%	5.77%	(2.12)	4.06%	(0.41)
Cost of average total deposits and borrowings	1.08%	1.36%	(0.28)	0.85%	0.23
Cost of average interest bearing liabilities	1.33%	1.63%	(0.30)	1.04%	0.29
Net interest spread	4.03%	3.35%	0.68	4.00%	0.03
Net interest margin (1)	4.23%	3.64%	0.59	4.23%	0.00

Net charge-offs to average gross loans (3)	0.32%	0.75%	(0.43)	0.44%	(0.12)
Allowance for loan losses to gross loans	4.07%	3.50%	0.57	4.02%	0.05
Allowance for loan losses to non-performing loans	36.59%	37.95%	(1.36)	33.86%	2.73
Non-performing loans to gross loans	11.11%	9.23%	1.88	11.88%	(0.77)
Non-performing assets to total assets	10.18%	7.51%	2.67	9.91%	0.27

Return on average common equity	-9.12%	-15.07%	5.95	-13.59%	4.47
Return on average assets	-0.39%	-1.28%	0.89	-0.55%	0.16

Efficiency ratio (2)	95.12%	87.99%	7.13	94.66%	0.46

	September 30,	September 30,
For the Nine Months ended	2010	2009	Change

Yield on average gross loans (1)	5.96%	6.15%	(0.19)
Yield on average investments (1)	2.17%	1.42%	0.75
Total yield on average earning assets (1)	5.27%	5.61%	(0.34)
Cost of average interest bearing deposits	1.08%	1.78%	(0.70)
Cost of average borrowings	4.14%	4.94%	(0.80)
Cost of average total deposits and borrowings	0.95%	1.55%	(0.60)
Cost of average interest bearing liabilities	1.17%	1.89%	(0.72)
Net interest spread	4.10%	3.72%	0.38
Net interest margin (1)	4.30%	4.10%	0.20

Net charge-offs to average gross loans (3)	1.25%	3.80%	(2.55)
Allowance for loan losses to gross loans	4.07%	3.50%	0.57
Allowance for loan losses to non-performing loans	36.59%	37.95%	(1.36)
Non-performing loans to gross loans	11.11%	9.23%	1.88
Non-performing assets to total assets	10.18%	7.51%	2.67

Return on average common equity	-17.14%	-30.68%	13.54
Return on average assets	-0.61%	-3.24%	2.63

Efficiency ratio (2)	89.97%	80.46%	9.51

(1) Tax equivalent (2) Non-interest expense divided by net interest income plus non-interest income (3) Not annualized

Reconciliation of Non-GAAP Measure:
Tax Equivalent Net Interest Income
	September 30,	September 30,
For the Three Months ended	2010	2009	June 30, 2010

Net interest income	$13,625	$13,977	$14,829
Interest and fees on loans	$16,027	$18,201	$16,365
Tax equivalent adjustment for municipal loan interest	47	49	47
Interest income on loans - tax equivalent	16,074	18,250	16,412

Investment interest income	1,234	954	1,292
Tax equivalent adjustment for municipal bond interest	33	21	34
Interest income on investment - tax equivalent	1,267	975	1,326

Tax equivalent net interest income	$13,705	$14,047	$14,910

	September 30,	September 30,
For the Nine Months ended	2010	2009
Net interest income	$43,281	$42,651

Interest and fees on loans	$49,224	$56,771
Tax equivalent adjustment for municipal loan interest	141	137
Interest income on loans - tax equivalent	49,365	56,908

Investment interest income	3,872	1,645
Tax equivalent adjustment for municipal bond interest	101	59
Interest income on investment - tax equivalent	3,973	1,704

Tax equivalent net interest income	$43,523	$42,847

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

BALANCE SHEET

	September 30,	September 30,			June 30,
	2010	2009	Change	% Change	2010	Change	% Change
Fed funds sold and investments	$207,708	$329,098	$(121,390)	-36.9%	$281,745	$(74,037)	-26.3%
Gross loans, net of deferred fees	1,034,558	1,183,386	(148,828)	-12.6%	1,090,883	(56,325)	-5.2%
Allowance for loan losses	(42,120)	(41,513)	(607)	1.5%	(43,917)	1,797	-4.1%
Net loans	992,438	1,141,873	(149,435)	-13.1%	1,046,966	(54,528)	-5.2%
Goodwill	-	74,920	(74,920)	-100.0%	-	-	nm
Other assets	224,533	169,659	54,874	32.3%	132,182	92,351	69.9%
Total assets	$1,424,679	$1,715,550	$(290,871)	-17.0%	$1,460,893	$(36,214)	-2.5%

Non-interest-bearing deposits	$247,016	$251,752	$(4,736)	-1.9%	$244,315	$2,701	1.1%
Interest-bearing deposits	1,030,609	1,238,826	(208,217)	-16.8%	1,069,186	(38,577)	-3.6%
Total deposits	1,277,625	1,490,578	(212,953)	-14.3%	1,313,501	(35,876)	-2.7%
Borrowings	30,951	30,958	(7)	0.0%	30,953	(2)	0.0%
Other liabilities	16,401	12,931	3,470	26.8%	15,279	1,122	7.3%
Stockholders' equity	99,702	181,083	(81,381)	-44.9%	101,160	(1,458)	-1.4%
Total liabilities and stockholders' equity	$1,424,679	$1,715,550	$(290,871)	-17.0%	$1,460,893	$(36,214)	-2.5%

Period end common shares outstanding	100,348,303	24,766,928	75,581,375	305.2%	100,348,303	-	0.0%
Book value per common share (1)	$0.60	$5.72	$(5.12)	-89.5%	$0.61	$(0.01)	-1.6%
Tangible book value per common share (2)	$0.57	$2.54	$(1.97)	-77.6%	$0.58	$(0.01)	-1.7%

Non-performing assets:
Loans on nonaccrual status	$114,990	$106,792	$8,198	7.7%	$129,458	$(14,468)	-11.2%
90-days past due and accruing	113	2,589	(2,476)	-95.6%	245	(132)	-53.9%
Other real estate owned and foreclosed assets	29,902	19,533	10,369	53.1%	15,084	14,818	98.2%
Total non-performing assets	$145,005	$128,914	$16,091	12.5%	$144,787	$218	0.2%

Troubled debt restructures on accrual status	$225	$-	$225	nm	$-	$225	nm

(1) Book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) divided by the period ending number of common shares outstanding.
(2) Tangible book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) less goodwill and core deposit intangibles divided by the period ending number of common shares outstanding.

QUARTERLY ACTIVITY

	September 30,	September 30,			June 30,
	2010	2009	Change	% Change	2010	Change	% Change
Allowance for loan losses:
Balance beginning of period	$43,917	$40,300	$3,617	9.0%	$46,518	$(2,601)	-5.6%
Provision for loan losses	1,600	10,261	(8,661)	-84.4%	2,350	(750)	-31.9%
Net (charge-offs) recoveries	(3,397)	(9,048)	5,651	62.5%	(4,951)	1,554	31.4%
Balance end of period	$42,120	$41,513	$607	1.5%	$43,917	$(1,797)	-4.1%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$15,084	$14,588	$496	3.4%	$21,517	$(6,433)	-29.9%
Transfers from outstanding loans	17,259	6,403	10,856	169.5%	2,733	14,526	531.5%
Improvements and other additions	95	119	(24)	-20.2%	75	20	26.7%
Sales	(1,807)	(1,506)	(301)	20.0%	(6,692)	4,885	-73.0%
Impairment charges	(729)	(71)	(658)	926.8%	(2,549)	1,820	-71.4%
Total OREO and foreclosed assets, end of period	$29,902	$19,533	$10,369	53.1%	$15,084	$14,818	98.2%

QUARTERLY AVERAGES

	September 30,	September 30,			June 30,
	2010	2009	Change	% Change	2010	Change	% Change

Average fed funds sold and investments	$212,852	$326,996	$(114,144)	-34.9%	$298,640	$(85,788)	-28.7%
Average gross loans	$1,070,369	$1,203,973	$(133,604)	-11.1%	$1,114,045	$(43,676)	-3.9%
Average mortgages held for sale	$625	$711	$(86)	-12.1%	$509	$116	22.8%
Average total assets	$1,449,421	$1,721,385	$(271,964)	-15.8%	$1,495,966	$(46,545)	-3.1%
Average non-interest-bearing deposits	$250,473	$254,923	$(4,450)	-1.7%	$250,566	$(93)	0.0%
Average interest-bearing deposits	$1,049,939	$1,229,167	$(179,228)	-14.6%	$1,098,089	$(48,150)	-4.4%
Average total deposits	$1,300,412	$1,484,090	$(183,678)	-12.4%	$1,348,655	$(48,243)	-3.6%
Average total borrowings	$30,952	$30,959	$(7)	0.0%	$30,953	$(1)	0.0%
Average stockholders' equity	$101,641	$185,604	$(83,963)	-45.2%	$100,585	$1,056	1.0%
Average common equity	$61,833	$146,181	$(84,348)	-57.7%	$60,873	$960	1.6%

YEAR-TO-DATE ACTIVITY

	September 30,	September 30,
	2010	2009	Change	% Change
Allowance for loan losses:
Balance beginning of period	$45,903	$17,157	$28,746	167.5%
Provision for loan losses	10,050	71,351	(61,301)	-85.9%
Net (charge-offs) recoveries	(13,833)	(46,995)	33,162	70.6%
Balance end of period	$42,120	$41,513	$607	1.5%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$24,748	$4,423	$20,325	459.5%
Transfers from outstanding loans	22,368	18,456	3,912	21.2%
Improvements and other additions	419	352	67	19.0%
Sales	(13,809)	(3,511)	(10,298)	293.3%
Impairment charges	(3,824)	(187)	(3,637)	1944.9%
Total OREO and foreclosed assets, end of period	$29,902	$19,533	$10,369	53.1%

YEAR-TO-DATE AVERAGES

	September 30,	September 30,
	2010	2009	Change	% Change

Average fed funds sold and investments	$245,185	$160,399	$84,786	52.9%
Average gross loans	$1,107,243	$1,236,626	$(129,383)	-10.5%
Average mortgages held for sale	$613	$1,100	$(487)	-44.3%
Average total assets	$1,484,693	$1,573,232	$(88,539)	-5.6%
Average non-interest-bearing deposits	$251,550	$243,384	$8,166	3.4%
Average interest-bearing deposits	$1,094,300	$1,079,453	$14,847	1.4%
Average total deposits	$1,345,850	$1,322,838	$23,012	1.7%
Average total borrowings	$30,953	$37,348	$(6,395)	-17.1%
Average stockholders' equity	$92,658	$199,146	$(106,488)	-53.5%
Average common equity	$52,946	$165,992	$(113,046)	-68.1%

LOANS BY CATEGORY
(All amounts in 000's)
(unaudited)

	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
Agricultural/Farm	$41,309	$38,984	$36,573	$43,418	$51,587
Commercial and Industrial	168,217	192,119	204,227	210,392	237,300
Commercial Real Estate - Owner Occupied	240,880	249,642	246,419	248,144	250,323
Commercial Real Estate - Non-Owner Occupied	471,426	496,539	510,585	526,238	522,517
Consumer/Other	112,726	113,599	120,410	119,935	121,659
Gross loans, net of deferred fees	$1,034,558	$1,090,883	$1,118,214	$1,148,127	$1,183,386

Commercial Real Estate
Owner Occupied
Commercial Term	$232,437	$240,952	$238,675	$230,923	$225,760
Commercial Construction	5,047	5,343	4,597	12,103	19,070
Single Family Residential Construction
Oregon	821	758	538	459	769
California	2,575	2,589	2,609	4,659	4,724
Total Owner Occupied	$240,880	$249,642	$246,419	$248,144	$250,323

Non-Owner Occupied
Commercial Term	$341,429	$326,882	$328,070	$332,318	$332,371
Commercial Construction	5,967	27,411	26,125	30,241	33,429
Single Family Residential Construction
Oregon
Pre-Sold	-	172	95	-	221
Speculative	599	1,719	1,543	1,460	1,120
Builder Inventory	7,106	7,058	8,397	10,171	11,107
Total Oregon	7,705	8,949	10,035	11,631	12,448

California
Pre-Sold	-	433	448	448	1,659
Speculative	269	1,982	1,986	2,433	2,607
Builder Inventory	9,976	8,872	9,013	8,593	12,394
Total California	10,245	11,287	11,447	11,474	16,660

Commercial - Land Acquisition and Development	9,824	15,582	23,769	24,275	27,449
Commercial - Land Only	65,162	70,633	68,612	68,946	46,285
Residential - Land Acquisition and Development	31,094	35,795	42,527	47,353	53,875
Total Non-Owner Occupied	$471,426	$496,539	$510,585	$526,238	$522,517

NONPERFORMING ASSETS BY REGION AND TYPE
(All amounts in 000's)
(unaudited)

Other Real Estate Owned and Foreclosed Assets
By Geographic Region	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009

Mid-Central Oregon	$4,484	$5,264	$4,917	$6,143	$7,711
Southern Oregon	13,058	6,804	9,629	9,729	5,776
Northern California	5,475	1,346	5,219	4,682	1,223
Greater Sacramento	3,519	1,046	1,095	3,537	4,823
Other	3,366	624	657	657	-

Total Other Real Estate Owned and Foreclosed Assets	$29,902	$15,084	$21,517	$24,748	$19,533

Non Performing Loans
By Geographic Region	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009

Mid-Central Oregon	$21,673	$24,594	$24,971	$32,984	$28,716
Southern Oregon	54,293	62,097	39,950	26,369	29,412
Northern California	12,887	16,196	16,043	19,699	20,346
Greater Sacramento	26,250	26,816	23,407	24,865	30,907

Total Nonperforming Loans	$115,103	$129,703	$104,371	$103,917	$109,381

By Loan Type

Agricultural/Farm	$434	$297	$2,491	$682	$539
Commercial and Industrial	5,480	7,006	6,117	7,251	5,767
Commercial Real Estate - Owner Occupied
Single Family Residential Construction
CRE OOOregon	-	-	-	-	-
CRE OOCalifornia	1,983	2,108	2,108	2,196	1,815
CREOther	10,004	10,701	6,967	5,139	4,115
Commercial Real Estate - Non-Owner Occupied
Oregon	22,846	23,480	25,079	20,202	16,866
California	6,465	3,037	1,074	1,837	3,140
Single Family Residential Construction
CRE Oregon	6,690	9,388	8,951	10,739	13,800
CRE California	12,990	14,455	16,184	18,654	22,415
ComCommercial - Land Acquisition and Development	3,272	8,796	9,947	10,303	13,078
ComCommercial - Land Only	34,883	35,616	12,321	10,279	8,596
Re Residential - Land Acquisition and Development	4,596	4,987	6,281	6,624	8,365
Commercial Construction - Multiplex (5+)	313	313	-	-	3,414
CREOther	4,095	8,416	6,074	9,779	6,880
Consumer/Other	1,052	1,103	777	232	591

Total Nonperforming Loans	$115,103	$129,703	$104,371	$103,917	$109,381